Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in this Current Report on Form 8-K of Par Petroleum Corporation of our report dated March 9, 2015, with respect to estimates of reserves and future net revenue of Par Petroleum Corporation, as of December 31, 2014, and to all references to our firm included in this Current Report.  We also hereby consent to the incorporation by reference of the references to our firm, in the context in which they appear, and of our reserves report as of December 31, 2014, and references thereto, into Par Petroleum Corporation's Registration Statement on Form S-8 (No. 333-185612).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:     /s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
May 22, 2015